PRESS RELEASE




                   NEWGOLD, INC. ANNOUNCES 3 FOR 2 STOCK SPLIT

    Merger Partner Acquires Expanded Business-to-Business Internet Services,
                        Fully Developed Medical Community


CLARKSBURG, CALIFORNIA, USA, June 8, 1999 -- A. Scott Dockter, President and Chairman of Newgold, Inc. [NASDAQ OTC/BB: NGLD], is pleased to announce the authorization of a 3 for 2 split of its common shares, effective June 17, 1999. This transaction occurs prior to and in preparation for the 1 for 12 consolidation of the Newgold shares, to be effective upon completion of the merger between Comercis, Inc. (formerly Business Web, Inc.) and Newgold, Inc.

This common shares split -- which applies to shareholders of record as of June 10, 1999 - is in conjunction with the acquisition of Netgate Medical, Inc. by Comercis. The $19 million acquisition will provide Comercis with technology and customers that will expand its business-to-business Internet services, as well as supply additional subscribers who should account for an incremental $1 million in revenue for 1999.

"What the Netgate technology has done for the medical community, it can do for any of our current and future communities across multiple industry sectors," said Chris Meaux, President and Chief Executive Officer of Comercis. "These industry sectors include natural resources, dental, petrochemical, computer, consumer electronic and automotive. I expect to see each community grow dramatically as a result of this acquisition."

With Netgate's technology, Comercis will be able to offer members of their vertical trade communities a single source, menu-driven intranet with extranet connectivity. This capability allows members to conduct secure communications for information sharing or commerce 24 hours a day, seven days a week with no networking hardware needed. Providing advanced communications capabilities, such as search engines and broadcast tools, trade communities will communicate with customers, peers and vendors like never before.
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Netgate's online medical  community has been developed over the past three years of finely focused research and development to provide secure communications. Currently, it is comprised of over thirty interdependent healthcare and
associated   categories   that  include   networked   physicians,   pharmacists,
therapists, hospitals, insurance providers, pharmaceutical companies, medical suppliers and more. Netgate's technology links all these participants, allowing them to service their needs quickly and cost-effectively. For example, patients can use community search capabilities to find physicians. Doctors can share
medical  files  with  specialists.   Surgeons  can  schedule  appointments  with
patients, as well as set up their surgical schedule with hospitals. Hospitals can broadcast equipment needs to vendors and manufacturers anywhere in the world. The possibilities are endless, and they are not limited to the medical community.

About Comercis

Comercis is the leading business-to-business cyber-community management and development company. Based near Dallas, Texas, Comercis was founded as Business Web, Inc., in 1997. With Cybermovers.net, the first Internet Move-In and Property Management Service, Comercis and its partners provide small to large businesses with start-to-finish knowledge and understanding of how to design, create, host and develop entire Internet communities. In addition to BellSouth, Cybermovers is the preferred move-in service for Netopia (Nasdaq:NTPA) Virtual Office Web site owners. The service is available where NVO is featured on the Netscape (NYSE:AOL) Small Business Center at www.nvo.com, the Intuit (Nasdaq:INTU) Small Business Smart Buyers Guide at www.home.mynvo.com, as well as www.cybermovers.net. Further information is available at www.comercis.com, or toll-free at 877/424-9932.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some of the statements contained in this release are forward-looking in nature. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks and other related factors detailed in the Company's filings with the Securities and Exchange Commission.

Press Contact:
For more information regarding this announcement, please contact Scott Dockter, scott@newgold.com of Newgold, James Cutburth, jcutburth@comercis.com, or Judson Rogers, jrogers@comercis.com, of Comercis at (817) 421-9770, jrogers@comercis.com or Jill Ballo of Imagio Public Relations at (206) 625-0252, jill@imagio.com. For more information about Comercis, please visit the Web site at www.comercis.com.